Exhibit 99.1

Inergy Reports Strong Second Quarter Earnings; Affirms Guidance

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Management Conference Call Scheduled for 10:00 a.m. CT Today

Kansas City, MO (May 7, 2008) – Inergy, L.P. (NASDAQ:NRGY) and Inergy Holdings, L.P. (NASDAQ:NRGP) today each reported results of operations for the quarter and six-month period ended March 31, 2008.

Inergy, L.P.

Inergy, L.P. (“Inergy”) reported Adjusted EBITDA of $120.2 million for the quarter ended March 31, 2008, an increase of $0.8 million, from $119.4 million for the quarter ended March 31, 2007. Net income was $82.0 million for the quarter ended March 31, 2008, or $1.46 per diluted limited partner unit compared to $86.5 million, or $1.70 per diluted limited partner unit in the same quarter of last year.

For the six-month period ended March 31, 2008, Adjusted EBITDA increased approximately 5.6% to $194.3 million from $184.0 million for the same prior-year period. Net income for the six months ended March 31, 2008, excluding certain items as discussed below, increased to $117.8 million, or $2.00 per diluted limited partner unit, from $116.8 million, or $2.25 per diluted limited partner unit in 2007.

“All of our business units produced solid results for the quarter positioning the Company to achieve its full-year objectives. Our propane operating team navigated high energy prices and customer conservation delivering consistent earnings, while our midstream businesses performed well and executed on expected growth plans,” said John Sherman, President and CEO of Inergy. “We have active acquisition pipelines in both operating segments, expansion projects that are on track, and the financial flexibility to execute growth on behalf of our unitholders.”

Inergy affirms its previously announced Adjusted EBITDA guidance of approximately $240 million for the full fiscal year ending September 30, 2008.

As previously announced, the Board of Directors of Inergy’s managing general partner increased Inergy’s quarterly cash distribution to $0.615 per limited partner unit ($2.46 annually) for the quarter ended March 31, 2008. This represents an approximate 7% increase over the distribution for the same quarter of the prior year. The distribution will be paid on May 15, 2008, to unitholders of record as of May 8, 2008.

Also as previously announced, Inergy acquired the assets of Capitol Propane, L.L.C. and Rice Oil Co., Inc. during the quarter ended March 31, 2008, and acquired the membership interests of Farm & Home Retail Oil Company, LLC in April 2008. These transactions are expected to be immediately accretive on a distributable cash flow per unit basis.

Quarterly Results

In the quarter ended March 31, 2008, retail propane gallon sales were 138.6 million gallons compared to 152.5 million gallons sold in the same quarter of the prior year. Weather was approximately 2% warmer than normal in our service territories in the quarter ended March 31, 2008, and was approximately 2% colder than the prior year.

Retail propane gross profit was $137.4 million for the quarter ended March 31, 2008, compared to $140.5 million for the quarter ended March 31, 2007. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates; and other was $28.9 million in the quarter ended March 31, 2008, compared to $27.0 million for the same quarter in the prior year. Gross profit from midstream operations increased to $24.5 million in the quarter ended March 31, 2008, compared to $16.8 million in the prior year.

For the quarter ended March 31, 2008, operating and administrative expenses were $70.5 million compared to $65.9 million in the same quarter in the prior year.

Year-to-Date Results

For the six-month period ended March 31, 2008, there were 243.0 million retail propane gallons sold compared to 263.7 million gallons sold during the same period in the prior year. Weather in the six-month period ended March 31, 2008, was approximately 6% warmer than normal, consistent with the prior-year period.

Retail propane gross profit was $229.6 million for the six months ended March 31, 2008, as compared to $233.0 million in the six months ended March 31, 2007. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates, and other was $53.9 million in the six months ended March 31, 2008, as compared to $51.4 million in the prior year. Gross profit from midstream operations for the six months ended March 31, 2008, was $46.5 million as compared to $29.6 million in the prior year.

Operating and administrative expenses for the six months ended March 31, 2008, were $135.6 million as compared to $131.5 million in the same period of fiscal 2007.

Net income of $117.8 million, or $2.00 per diluted limited partner unit, for the six months ended March 31, 2008, excludes the recognition of $0.1 million non-cash charges from derivative contracts associated with retail propane fixed price sales and a gain of $1.2 million on the disposal of excess property, plant, and equipment. Net income for the six months ended March 31, 2007, was $116.8 million, or $2.25 per diluted limited partner unit, excluding the recognition of negligible non-cash gains from derivative contracts and a loss of $0.9 million on the disposal of excess property, plant, and equipment.

Inergy Holdings, L.P.

As discussed above, the $0.615 per limited partner unit distribution by Inergy, L.P. results in Inergy Holdings, L.P. receiving a total distribution of $12.5 million with respect to the second fiscal quarter of 2008. As a result of this Inergy, L.P. distribution, Inergy Holdings, L.P. declared a quarterly distribution of $0.585 per limited partner unit or $2.34 on an annualized basis. This represents an approximate 22% increase over the $0.480 per limited partner unit paid for the same quarter of the prior year. The distribution will be paid on May 15, 2008, to unitholders of record as of May 8, 2008.

Inergy, L.P. and Inergy Holdings, L.P. will conduct a live conference call and internet webcast today, May 7, 2008, to discuss results of operations for the second quarter and its business outlook. The call will begin at 10:00 a.m. CT. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergypropane.com. A digital recording of the call will be available for one week following the call by dialing 1-800-642-1687 and entering the pass code 44841573.

Inergy, L.P., with headquarters in Kansas City, MO, is among the fastest growing master limited partnerships in the country. The company’s operations include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The company also operates a natural gas storage business and a supply logistics, transportation, and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

Inergy Holdings, L.P.’s assets consist of its ownership interest in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

This press release contains forward-looking statements, which are statements that are not historical in nature such as our guidance. Forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions; the general level of petroleum product demand and the availability of propane supplies; the price of propane to the consumer compared to the price of alternative and competing fuels; the demand for high deliverability natural gas storage capacity in the Northeast; our ability to successfully implement our business plan; the outcome of rate decisions levied by the Federal Energy Regulatory Commission; our ability to generate available cash for distribution to unitholders; and the costs and effects of legal, regulatory, and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

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Inergy, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months and Six Months Ended March 31, 2008 and 2007

(in millions, except per unit data)

	(Unaudited) Three Months Ended March 31,		(Unaudited) Six Months Ended March 31,
	2008	2007	2008	2007
Revenues:
Propane	$526.1	$460.5	$928.7	$787.9
Other	122.1	93.1	234.1	174.0

	648.2	553.6	1,162.8	961.9

Cost of product sold (excluding depreciation and amortization as shown below):
Propane	381.6	313.3	688.9	544.0
Other	75.8	56.0	144.0	103.9

	457.4	369.3	832.9	647.9

Gross profit	190.8	184.3	329.9	314.0

Expenses:
Operating and administrative	70.5	65.9	135.6	131.5
Depreciation and amortization	23.2	19.0	46.0	39.5
Gain (loss) on disposal of assets	0.1	(0.2)	1.2	(0.9)

Operating income	97.2	99.2	149.5	142.1

Other income (expense):
Interest expense, net	(14.9)	(13.4)	(29.8)	(27.1)
Other income	—	1.0	0.1	1.2

Income before income taxes and interest of non-controlling partners in ASC	82.3	86.8	119.8	116.2

Provision for income taxes	(0.1)	(0.3)	(0.4)	(0.3)

Interest of non-controlling partners in ASC’s consolidated net income (a)	(0.2)	—	(0.5)	—

Net income	$82.0	$86.5	$118.9	$115.9

Partners’ interest information:
Non-managing general partner and affiliates interest in net income	$9.4	$6.9	$17.9	$13.0
Distributions paid on restricted units	0.1	0.1	0.2	0.1

Total interest in net income not attributable to limited partners	$9.5	$7.0	$18.1	$13.1

Total limited partners’ interest in net income	$72.5	$79.5	$100.8	$102.8

Net income per limited partner unit:
Basic	$1.46	$1.70	$2.03	$2.24

Diluted	$1.46	$1.70	$2.02	$2.23

Weighted average limited partners’ units outstanding (in thousands):
Basic	49,693	46,656	49,675	45,884

Diluted	49,770	46,826	49,771	46,076

(a)	We acquired a majority interest in the operations of Steuben when we acquired 100% of the membership interest in ASC. ASC holds a majority interest in the operations of Steuben.

	(Unaudited) Three Months Ended March 31,		(Unaudited) Six Months Ended March 31,
	2008	2007	2008	2007
Supplemental Information:

Retail gallons sold	138.6	152.5	243.0	263.7

Cash			$21.1	$44.0

Outstanding debt:
Working Capital Facility			$37.7	$—
Acquisition Facility			182.0	—
Senior unsecured notes			630.1	622.3
ASC credit agreement			11.2	—
Other debt			16.8	15.6

Total debt			$877.8	$637.9

Total partners’ capital			$775.3	$854.4

EBITDA:
Net income	$82.0	$86.5	$118.9	$115.9
Interest of non-controlling partners in ASC’s consolidated ITDA	(0.3)	—	(0.5)	—
Interest expense, net	14.9	13.4	29.8	27.1
Provision for income taxes	0.1	0.3	0.4	0.3
Depreciation and amortization	23.2	19.0	46.0	39.5

EBITDA (a)	$119.9	$119.2	$194.6	$182.8
Non-cash (gain) loss on derivative contracts	—	(0.2)	0.1	—
(Gain) loss on disposal of assets	(0.1)	0.2	(1.2)	0.9
Non-cash compensation expense	0.4	0.2	0.8	0.3

Adjusted EBITDA (a)	$120.2	$119.4	$194.3	$184.0

Distributable cash flow:
Adjusted EBITDA (a)	$120.2	$119.4	$194.3	$184.0
Cash interest expense (b)	(14.3)	(12.7)	(28.7)	(25.9)
Maintenance capital expenditures (c)	(0.7)	(0.9)	(2.5)	(1.5)
Income tax expense	(0.1)	(0.3)	(0.4)	(0.3)

Distributable cash flow (d)	$105.1	$105.5	$162.7	$156.3

(a)	EBITDA is defined as income (loss) before taxes, plus net interest expense and depreciation and amortization expense. Adjusted EBITDA represents EBITDA excluding (1) non-cash gains or losses on derivative contracts associated with fixed price sales to retail propane customers, (2) long-term incentive and equity compensation expense and (3) gains or losses on disposal of property, plant and equipment. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or ability to service debt obligations. EBITDA and Adjusted EBITDA are presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of our fundamental business activities. We believe that the presentation of EBITDA and Adjusted EBITDA is useful to lenders and investors because of their use in the propane industry and for master limited partnerships as an indicator of the strength and performance of the ongoing business operations, including the ability to fund capital expenditures, service debt and pay distributions. Additionally, we believe that EBITDA and Adjusted EBITDA provide useful information to our investors for trending, analyzing and benchmarking our operating results as compared to other companies that may have different financing and capital structures. The presentation of EBITDA and Adjusted EBITDA allow investors to view our performance in a manner similar to the methods used by management and provide additional insight to our operating results.
(b)	Cash interest expense is net of amortization charges associated with deferred financing costs.

(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures and income taxes. We believe that distributable cash flow provides additional information for evaluating Inergy’s ability to declare and pay distributions to unitholders. Distributable cash flow should not be considered an alternative to cash flow from operating activities or any other measure of financial performance in accordance with accounting principles generally accepted in the United States. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

Inergy Holdings, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months and Six Months Ended March 31, 2008 and 2007

(in millions, except per unit data)

	(Unaudited) Three Months Ended March 31,		(Unaudited) Six Months Ended March 31,
	2008	2007	2008	2007
Revenues:
Propane	$526.1	$460.5	$928.7	$787.9
Other	122.1	93.1	234.1	174.0

	648.2	553.6	1,162.8	961.9

Cost of product sold (excluding depreciation and amortization as shown below):
Propane	381.6	313.3	688.9	544.0
Other	75.8	56.0	144.0	103.9

	457.4	369.3	832.9	647.9

Gross profit	190.8	184.3	329.9	314.0

Expenses:
Operating and administrative	70.8	66.2	136.1	131.9
Depreciation and amortization	23.2	19.0	46.0	39.5
Gain (loss) on disposal of assets	0.1	(0.2)	1.2	(0.9)

Operating income	96.9	98.9	149.0	141.7

Other income (expense):
Interest expense, net	(15.3)	(14.0)	(30.8)	(28.3)
Other income	—	1.0	0.1	1.2

Income before income taxes and interest of non-controlling partners in Inergy, L.P. and ASC	81.6	85.9	118.3	114.6

Provision for income taxes	(0.7)	(0.8)	(1.2)	(1.0)
Interest of non-controlling partners in Inergy, L.P.’s net income	(65.7)	(72.9)	(91.4)	(94.3)
Interest of non-controlling partners in ASC’s consolidated net income	(0.2)	—	(0.5)	—

Net income	$15.0	$12.2	$25.2	$19.3

Net income applicable to limited partners’ units	$15.0	$12.2	$25.2	$19.3

Net income per limited partner unit:
Basic	$0.74	$0.61	$1.25	$0.97

Diluted	$0.73	$0.60	$1.23	$0.96

Weighted average limited partners’ units outstanding (in thousands):
Basic	20,008	20,002	20,008	20,002

Diluted	20,248	20,241	20,267	20,212